Employment Agreement
This Employment Agreement (the "Agreement") is made and entered into as of August 19, 2016, by and between Michael D. Burger (the "Executive") and Electro Scientific Industries, Inc., an Oregon corporation (the "Company").
WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and
WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1.Term. The Executive's employment hereunder shall be effective as of October 3, 2016 (the "Effective Date"). The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."

2.Position and Duties.

2.1Position. During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors (the "Board"). In such position, the Executive shall have such duties, authority, and responsibility as shall be determined from time to time by the Board, which duties, authority, and responsibility are consistent with the Executive's position. The Executive shall also serve as a member of the Board for no additional compensation.

2.2Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company's Chief Financial Officer and do not violate the Company's Code of Conduct and the Executive does not serve on the board of directors of more than one public company (in addition to the Company), and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.Place of Performance. The principal place of Executive's employment shall be the Company's principal executive office currently located in Portland, Oregon; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.Compensation.

4.1Base Salary. The Company shall pay the Executive an annual rate of base salary of $575,000 in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive's base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

4.2Annual Bonus.

i.For each complete fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus under the Company's Management Incentive Plan (the "Annual Bonus"). As of the Effective Date, the Executive's annual target bonus opportunity shall be equal to 100% of Base Salary (the "Target Bonus"), based on the achievement of performance goals established by the Compensation Committee of the Board (the "Compensation Committee") (which, in the case of fiscal 2017, were established in May 2016 and have been provided to Executive); provided that, depending on results, the Executive's actual bonus may be higher or lower than the Target Bonus, as determined by the Compensation Committee when it established the performance goals. If the Company achieves superior performance goals established by the Compensation Committee, then the Executive shall be eligible to receive an Annual Bonus not to exceed 200% of Base Salary. If threshold performance goals are not achieved, then the Executive shall not receive an Annual Bonus for such fiscal year. For the period beginning on the Effective Date and ending on the last day of the applicable fiscal year, the Executive shall be eligible to receive a bonus equal to the greater of (i) $287,500 or (ii) a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire fiscal year multiplied by 0.5).

ii.The Annual Bonus, if any, is expected to be paid within two and a half (2 1/2) months after the end of the applicable fiscal year and in accordance with the Company’s policies for making payments under the Management Incentive Plan, but in any event will be paid by the end of the calendar year in which ends the fiscal year with respect to which the Annual Bonus is earned.

iii.Except as otherwise provided in this Section 4.2 and Section 5, the Annual Bonus will be subject to the terms of the Company's Variable Pay Plan (a copy of which has been provided to Executive). The Annual Bonus will be paid to the Executive if he is employed by the Company on the last day of the applicable fiscal year.

iv.Notwithstanding any provision of this Section 4.2 to the contrary, the Board and the Compensation Committee have the discretion to (i) reduce the amount payable under or cancel the Management Incentive Plan at any time, and (ii) modify the Management Incentive Plan, including to reduce the percentage of Executive's salary representing the target bonus, with respect to future fiscal years.

4.3Equity Awards.

i.In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company will grant the following equity awards to the Executive pursuant to the Company's 2004 Stock Incentive Plan (the "Plan") or, in whole or in part, as inducement grants outside of the Plan but on substantially equivalent terms as grants under the Plan, as determined by the Compensation Committee: (i) a number of time-based restricted stock units ("TRSUs") equal to $1,200,000 divided by the closing price of the Company's Common Stock on the trading day immediately prior to the day Executive's hire is publically announced (the "Announcement Day Price"), rounded down to the nearest whole share, which shall vest 25% on each of the first four anniversaries of the Effective Date, and (ii) a number of performance-based restricted stock units ("PRSUs"), at target, equal to $1,300,000 divided by the Announcement Day Price, rounded down to the nearest whole share, which shall vest based on the total shareholder return of the Company's Common Stock as compared to the Russell 2000 Index over the three-year period following the Effective Date, and otherwise on the same terms as the PRSUs awarded to the Company's executives in May 2016 (including a 200% vesting maximum and performance measured annually with vesting and payment at the end of the three-year period and total return for both the Common Stock and the index based on the average closing price for the 20 trading days preceding the applicable measurement date). All other terms and conditions of such awards shall be governed by the terms and conditions of the Plan (or, if the awards are inducement grants outside of the Plan, terms and conditions substantially similar to the Plan) and the applicable award agreements. If such awards are inducement grants outside of the Plan, the Company shall register the shares covered by such awards pursuant to a registration statement on Form S-8 such that the Form S-8 is effective before such awards are granted; and

ii.The Executive shall be eligible to receive annual equity awards under the Plan or any successor plan beginning in May 2017. The Company intends to grant awards in May 2017 to Executive with a value of approximately $1,000,000, with half of the value being in time-based awards and half of the value being in performance-based awards, provided that this ratio may be adjusted slightly to increase the percentage of performance-based awards if the Compensation Committee deems it appropriate in order to improve the Company's compensation score with Institutional Shareholder Services. The value of these awards will be based on the same valuation method used for other annual grants made at the time. The Company will not be obligated to make these May 2017 grants if on or before the applicable grant date either (i) the Company has delivered to the Executive the notice described in that last paragraph of Section 5.1(b) finding that Executive has engaged in conduct constituting Cause and the Executive has not cured such acts if reasonably subject to cure or (ii) a Change in Control has occurred or the Company has entered into a definitive agreement which will result in a Change in Control. If the number of shares subject to the awards to be granted pursuant to this Section 4.3(b) exceeds any grant limit under the Plan, the grant will be reduced to the minimum extent necessary so as not to exceed any applicable limit.

iii.All award agreements with Executive governing the terms of the TRSUs or PRSUs granted pursuant to Section 4.3(a) will include the provision set forth in Section 1(c)(4) of the form of Executive 2015 TRSU Agreement - Annual Grant (4-year vesting) previously provided to Executive or a provision comparable to such provision in all materials respects, except that in the case of the PRSUs if the award is assumed or substituted as described in clauses (i) and (ii) of such provision then the award will convert into a time-based award based on actual performance of the PRSUs through the closing of the underlying transaction, vesting on the third anniversary of the date of grant.

4.4Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.5Paid Time-Off. During the Employment Term, the Executive shall be granted 180 paid time-off ("PTO") hours per calendar year (prorated for partial years) in accordance with the Company's PTO policies, as in effect from time to time, up to 80 hours of which may be carried over to the following year.

4.6Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.7Indemnification. On or before the Effective Date, the Company and Executive shall enter into an Indemnification Agreement in the form attached as Exhibit A.

4.8Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its reasonable discretion and in accordance with any applicable law or regulation.

5.Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1Termination for Cause or Without Good Reason.
a.The Executive's employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

i.any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date (as defined below);

ii.any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive's employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

iii.reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

iv.such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts".
b.For purposes of this Agreement, "Cause" shall mean:

i.the willful and continued failure to perform substantially Executive's reasonably assigned duties with the Company (or its successor) (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Company (or its successor) which specifically identifies the manner in which the Company (or its successor) believes that Executive has not substantially performed Executive's duties;

ii.the willful engagement in criminal conduct which is materially and demonstrably injurious to the Company (or its successor);

iii.the commission of an act by Executive, or the failure of Executive to act, which constitutes gross negligence or gross misconduct;

iv.prior to a Change in Control, the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; or

v.prior to a Change in Control, the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

No act, or failure to act, shall be considered "willful" if the Executive reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company (or its successor). Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive's employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board, finding that the Executive has engaged in the conduct described in any of (i)-(vi) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have twenty (20) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of twenty (20) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment without notice and with immediate effect. The Company may place the Executive on paid leave for up to 60 days while it is determining whether there is a basis to terminate the Executive’s employment for Cause. Any such action by the Company will not constitute Good Reason.
c.Except as provided in Section 5.3, for purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

i.Prior to a Change in Control, a reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all executives in substantially the same proportions;

ii.In connection with or following a Change in Control, a reduction in the Executive’s Base Salary;

iii.Prior to a Change in Control, a reduction in the Executive’s Target Bonus opportunity or a substantial reduction in benefits other than a general reduction in Target Bonus opportunity or benefits that affects all executives in substantially the same proportions;

iv.In connection with or following a Change in Control, a reduction in the Executive’s Target Bonus opportunity or a substantial reduction in benefits;

v.failure to grant Executive the equity award contemplated by Section 4.3(b) of this Agreement;

vi.a relocation of the Executive's principal place of employment by more than 50 miles;

vii.any material breach by the Company or its successor of any material provision of this Agreement;

viii.the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

ix.the Company's failure to nominate the Executive for election to the Board and to use its best efforts to have him elected and re-elected, as applicable; or

x.a material, adverse change in the Executive's title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 60 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 150 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.
5.2Termination Without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 8, and Section 9 of this Agreement and the Employee Confidentiality Agreement (as defined below) and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company that is reasonably acceptable to the Company and Executive (the "Release") and such Release not being revoked and becoming effective within 30 days following the Termination Date (such 30-day period, the "Release Execution Period"), the Executive shall be entitled to receive the following:

a.a lump sum payment equal to 1.5 times the sum of the Executive's Base Salary in effect at such time, which shall be paid within 15 days following the end of the Release Execution Period; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until after the beginning of the second taxable year; and

b.the treatment of any outstanding equity awards shall be determined in accordance with the terms of the Plan or any successor plan, as the case may be, and the applicable award agreements.

5.3Death or Disability.

a.The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

b.If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

c.For purposes of this Agreement, "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of his job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4Change in Control Termination.

a.Notwithstanding any other provision of this Section 5, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Disability), in each case in connection with a Change of Control or within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 8 and Section 9 of this Agreement and the Employee Confidentiality Agreement (as defined below) and his execution and non-revocation of a Release which becomes effective within 30 days following the Termination Date, the Executive shall be entitled to receive the following:
i.a lump sum payment equal to two (2) times the sum of the Executive's Base Salary, which shall be paid within 15 days following the end of the Release Execution Period; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until after the beginning of the second taxable year; and

ii.a lump sum payment equal to the Executive's Target Bonus for the fiscal year in which the Termination Date (as determined in accordance with Section 5.6) occurs (or if greater, the year in which the Change in Control occurs), which shall be paid within fifteen (15) days following the end of the Release Execution Period; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until after the beginning of the second taxable year.

b.If the Executive timely and properly elects health and dental continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 15th of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the one year anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.4(b) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.4(b) in a manner as is necessary to comply with the ACA while preserving the economics to the Executive (determined on an after-tax basis) of this provision to the maximum extent possible.

c.Notwithstanding the terms of any equity incentive plan or award agreements, as applicable:
i.all outstanding unvested stock options and stock appreciation rights granted to the Executive during the Employment Term shall become fully vested and exercisable;

ii.all outstanding time-based equity-based compensation awards other than stock options and stock appreciation rights shall become fully vested and payable, and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect; and

iii.all outstanding performance-based equity-based compensation awards shall become fully vested and payable at the greater of actual performance or target; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect.

d.For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

i.At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board ("Incumbent Directors") shall cease for any reason to constitute at least a majority thereof; provided, however, that the term "Incumbent Director" shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;

ii.Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding Common Stock of the Company;

iii.A consolidation, merger or plan of exchange involving the Company ("Merger") as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors ("Voting Securities") immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in their pre-Merger capacity as holders of securities of any other party to the Merger; or

iv.A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

5.5Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 26. The Notice of Termination shall specify:

a.The termination provision of this Agreement relied upon;

b.To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

c.The applicable Termination Date.

5.6Termination Date. The Executive's "Termination Date" shall be:

a.If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

b.If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

c.If the Company terminates the Executive's employment hereunder for Cause or without Cause, the date the Notice of Termination is delivered to the Executive; and

d.If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 30 day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive's Termination Date shall be the date determined by the Company.

Notwithstanding anything contained in this Section 5.6, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.
5.7Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.

5.8Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates. Executive agrees to execute any resignations, effective on the Termination Date, requested by the Company.

5.9Section 280G.

a.If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the "280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 5.9, be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If and only if the amount calculated under (i) above is less than the amount under (ii) above the 280G Payments will be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 5.9 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A and has the least economic cost to the Executive on a present value basis, and where more than one 280G Payment has the same economic cost to the Executive and such payments are payable at different times, such payments will be reduced on a pro-rata basis.

b.All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the Termination Date.

7.Employee Confidentiality, Restrictive Covenant and Assignment Agreement. As a condition of Executive's employment, Executive shall execute and deliver an Employee Confidentiality, Restrictive Covenant and Assignment Agreement in substantially the form attached as Exhibit B (the "Employee Confidentiality Agreement").

8.Restrictive Covenants.

8.1Acknowledgment. The Executive understands that the nature of the Executive's position gives him access to and knowledge of confidential information of the Company and places him in a position of trust and confidence with the Company.

The Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.
8.2Non-Competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the 18 months, to run consecutively, beginning on the last day of the Executive's employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity anywhere in the world.

For purposes of this Section 8, "Prohibited Activity" is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer or intern to an entity engaged in any of the same businesses as the Company is engaged in at the time of Executive's termination, including those engaged in the business of laser microfabrication or high-capacity test and inspection equipment for the production of multilayer ceramic capacitors. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Financial Officer of the Company.

8.3Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during 24 months, to run consecutively, beginning on the last day of the Executive's employment with the Company.

8.4Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company, he will have access to and learn about much or all of the Company's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during 18 months, to run consecutively, beginning on the last day of the Executive's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company's current, former or prospective customers for purposes of offering or accepting goods or services competitive with those offered by the Company at the time of Executive's termination.

9.Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, directors or customers.

This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Financial Officer of the Company.
10.Acknowledgment. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company's rights under Section 8 and Section 9 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 8 and Section 9 of this Agreement or the Company's enforcement thereof.
11.Remedies. In the event of a breach or threatened breach by the Executive of Section 8 or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12.Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the Arbitration Service of Portland and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

13.Security.

13.1Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time, including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, data security, passwords and any and all other Company facilities, IT resources and communication technologies ("Facilities and Information Technology Resources"); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

13.2Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, equipment, files, disks, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive's possession or control.

14.Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive's name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company ("Permitted Uses") without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, arising directly or indirectly from the Company's and its agents', representatives', and licensees' exercise of their rights in connection with any Permitted Uses.

15.Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Oregon without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Oregon, county of Multnomah. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

16.Stock Ownership Requirements. During the Employment Term, the Executive shall be expected to maintain ownership of Company common stock (which, for this purpose, includes unvested

TRSUs) having a value equal to approximately three times his Base Salary in accordance with guidelines established by the Board from time to time. The Executive will be required to meet this ownership requirement within five years after the Effective Date.

17.Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

18.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by Chairman of the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

19.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.
The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
20.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22.Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

23.Section 409A.

23.1General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with this Section 23 and with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance of such payments and benefits with Section 409A, provided that such payments and benefits are made and administered in accordance with the terms of this Agreement.

23.2Specified Employees. If any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date (without interest) and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

23.3Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

a.the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

b.any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

c.any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

24.Notification to Subsequent Employer. When the Executive's employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated, or possible future employer.

25.Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

26.Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:
Electro Scientific Industries, Inc.
13900 NW Science Park Drive
Portland, OR 97229-5497
Facsimile: (503) 574-2457
Attention: Chief Financial Officer
If to the Executive:
Michael D. Burger
_____________
_______________

27.Representations of the Executive. The Executive represents and warrants to the Company that:
The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.
The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

28.Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

29.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

30.Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.
[SIGNATURE PAGE FOLLOWS]

Signature Page to Employment Agreement - Michael D. Burger
Execution Version
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ELECTRO SCIENTIFIC INDUSTRIES, INC.
By_____________________ Name: Richard A. Wills Title: Chairman of the Board

EXECUTIVE
Signature: _____________________ Print Name: Michael D. Burger

EXHIBIT A
Form of Indemnification Agreement

(see attached)

EXHIBIT B
Form of Employee Confidentiality and Assignment Agreement

(see attached)